Exhibit 99.1

                   Brookline Bancorp Announces 2005
     Fourth Quarter and Annual Earnings and Dividend Declarations

    BROOKLINE, Mass.--(BUSINESS WIRE)--Jan. 19, 2006--Brookline Bancorp, Inc. (the "Company") (NASDAQ:BRKL) announced today its earnings for the 2005 fourth quarter and year and approval by its Board of Directors of a regular quarterly dividend of $0.085 per share and an extra dividend of $0.20 per share payable February 15, 2006 to stockholders of record on January 31, 2006.
    The Company earned $5,536,000, or $0.09 per share on a basic and diluted basis, for the quarter ended December 31, 2005 compared to $3,996,000, or $0.07 per share on a basic and diluted basis, for the quarter ended December 31, 2004. The 39% increase in quarterly earnings was attributable primarily to inclusion of the operating results of Mystic Financial, Inc. and its subsidiaries ("Mystic").
    Net income for the year ended December 31, 2005 was $22,030,000, or $0.37 per share ($0.36 per share on a diluted basis), compared to $17,767,000, or $0.31 per share on a basic and diluted basis, for the year ended December 31, 2004. Included in net income were after-tax securities gains of $547,000 ($0.01 per share) in 2005 and $1,134,000 ($0.02 per share) in 2004. The 24% increase in net income was likewise attributable primarily to inclusion of Mystic's operating results.
    As previously reported, the Company acquired Mystic on January 7, 2005. Total assets acquired were $440 million, including loans of $343 million, and deposits assumed were $331 million. The balance of Mystic loans acquired declined to $255 million at September 30, 2005 and $240 million at December 31, 2005 as a result of loan payoffs and the sale in the 2005 first quarter of $30 million of long-term fixed rate residential mortgage loans done to reduce interest rate risk. In view of rising interest rates and signs of a weakening real estate market, the Company chose to be cautious in originating new construction and real estate loans and in renewing lines of credit to small business commercial borrowers. The balance of Mystic related deposits increased $17 million from the date of acquisition to $348 million at December 31, 2005. The attractive deposit base of Mystic was one of the important reasons for making the acquisition.
    As part of the acquisition, Mystic was merged into the Company and in April 2005 its operating systems were merged into the Company's operating systems. Merger/conversion related expenses amounted to $894,000, substantially all of which were incurred in the first half of 2005. Of the total amount paid for the acquisition, $11.8 million was classified as a core deposit intangible that is being amortized on an accelerated basis over nine years and $35.6 million was classified as goodwill, none of which was amortized or written-down in 2005. Amortization of the core deposit intangible charged to expense amounted to $593,000 in the fourth quarter and $2,370,000 in the year ended December 31, 2005.
    Net interest income was $3,649,000, or 28% higher, in the 2005 fourth quarter than in the 2004 fourth quarter and $17,060,000, or 33% higher, in the 2005 year than in the 2004 year. The increases were due to growth in assets, notably from the Mystic acquisition and the indirect automobile loan portfolio, and a higher interest rate environment.
    While interest rate spread improved from 2.34% in the 2004 year to 2.48% in the 2005 year, it declined steadily throughout 2005 from 2.59% in the first quarter to 2.52% in the second quarter, 2.42% in the third quarter and 2.33% in the fourth quarter. These declines resulted from a more rapid increase in the average rates paid on deposits and borrowed funds than in the increase in the average rates earned on assets. The rise in the average rates paid for funds resulted from the rate setting actions of the Federal Reserve (13 rate increases of 0.25% each in the federal funds rate for overnight borrowings between banks since June 2004), increased competition for deposits and a shift in the mix of deposits. Customarily, higher rates are paid on certificates of deposit than on transaction deposit accounts. Certificates of deposit comprised 55% of total deposits at December 31, 2005 compared to 52% at September 30, 2005, 48% at June 30, 2005 and 41% at December 31, 2004.
    The trend in net interest margin was similar to that in interest rate spread, albeit less pronounced. It improved from 3.21% in the 2004 year to 3.24% in the 2005 year, but declined steadily throughout 2005 from 3.31% in the first quarter to 3.26% in the second quarter, 3.20% in the third quarter and 3.19% in the fourth quarter. The 2005 quarterly declines resulted primarily from the developments mentioned in the preceding paragraph, the existence of a flat yield curve environment (an environment where interest rates offered on assets with longer maturities in the five to ten year range differ little with rates offered on assets with shorter maturities in the one to two year range) and a reduction in the percent of total interest-earning assets comprised of mortgage loans from 54% in the first quarter to 52% in the second quarter and 51% in the third and fourth quarters. Typically, the yield on mortgage loans is higher than the yields earned on the Company's other interest-earning assets. It should be noted, however, that loan pricing has also been subjected to greater competitive pressure over the past two years and, as a result, it has been increasingly difficult to incorporate the rise in funding costs into the pricing of new loan originations.
    A high percent of the Company's assets (26% at December 31, 2005 and 35% at December 31, 2004) are funded by tangible equity (stockholders' equity less goodwill and core deposit intangible) on which no interest expense is incurred. Because of this and our belief that the interest rate environment of the past several months will continue at least in the first half of 2006, we expect net interest income in 2006 to continue to rise, but at a considerably more modest rate of annual increase. It is worth noting that net interest income is reduced whenever the Company pays extra dividends. Each extra dividend of $0.20 per share reduces stockholders' equity by approximately $12.3 million and interest income by the amount that otherwise would have been earned if the dividend had not been paid. Continuation of the market trends mentioned above will likely cause interest rate spread to decline in the first half of 2006 and possibly thereafter and make it challenging to improve net interest margin from its existing level. Trends in interest rates depend on many factors and, accordingly, actual rates in the future could vary significantly from the Company's predictions.
    The provision for loan losses was $840,000 in the 2005 fourth quarter compared to $927,000 in the 2004 fourth quarter and $2,483,000 in the 2005 year compared to $2,603,000 in the 2004 year. All of the provision in the 2005 fourth quarter and $742,000 of the provision in the 2004 fourth quarter related to the indirect automobile loan portfolio as movements in the non-indirect automobile loan portfolio did not require much change in the allowance for loan losses related to such loans. Due primarily to the payoff of Mystic loans, including several loans deemed to have higher than normal risk exposures, $376,000 was credited to the 2005 provision for loan losses related to non-indirect automobile loans; in 2004, $404,000 was charged to the provision for loan losses primarily due to loan growth.
    The indirect automobile loan portfolio has grown from $211 million at the end of 2003 to $369 million at the end of 2004 and $459 million at the end of 2005. Net charge-offs were $1,358,000 in 2005 and $1,246,000 in 2004, or 0.28% and 0.40% of the average balance of indirect automobile loans outstanding in those respective years. While charge-off experience to date has been favorable, indirect automobile loans delinquent 30 days or more increased from $3.2 million, or 0.85% of the portfolio, at December 31, 2004 to $4.5 million, or 1.00% of the portfolio, at September 30, 2005 and $5.5 million, or 1.21% of the portfolio, at December 31, 2005. The increase is considered to be due in part to the change in the bankruptcy law which occurred in October 2005. The substantial excess provisions over net charge-offs reflect the rapid growth of the portfolio and our assumption that the rate of charge-offs may increase in the future.
    Most of the increase in non-interest income in the quarterly and yearly periods presented is attributable to the Mystic acquisition. In the 2005 fourth quarter, the sales of a building and a foreclosed residential property owned by Mystic resulted in a gain of $322,000. In the 2005 third quarter, $250,000 was charged to expense to reduce the carrying value of the foreclosed property to its estimated fair value.
    Excluding merger/conversion expenses, amortization of the core deposit intangible and the write-down referred to in the preceding paragraph, higher non-interest expenses in the 2005 fourth quarter and year compared to the 2004 fourth quarter and year were attributable primarily to the Mystic acquisition, the opening of a new branch in the fall of 2004, higher premiums for employee medical benefits and higher professional fees due mostly to meeting the added compliance requirements of the Sarbanes-Oxley Act.
    In approving an extra dividend of $0.20 per share in addition to the regular quarterly dividend of $0.085 per share, the Board of Directors considered the earnings of the Company, its capital requirements, potential future business initiatives and other factors. While the Board of Directors has authorized semi-annual extra dividend payments of $0.20 per share since the second half of 2003, the payment and magnitude of any future dividends will depend on available opportunities to deploy capital effectively, including the repurchase of Company common stock, future interest rates, expansion of the Company's business, regulatory considerations and general economic conditions.

    The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.


               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                   (In thousands except share data)

                               December 31, September 30, December 31,
                                   2005          2005         2004
                               ------------ ------------- ------------
            ASSETS
------------------------------
Cash and due from banks        $   15,507   $    16,004   $    8,937
Short-term investments            102,888       133,707      127,928
Securities available for sale     374,906       349,813      260,852
Securities held to maturity
 (market value of $423, $857
 and $914, respectively)              410           841          889
Restricted equity securities       23,081        23,081       17,444
Loans                           1,636,755     1,620,090    1,269,637
Allowance for loan losses         (22,248)      (21,900)     (17,540)
                               -----------  ------------  -----------
   Net loans                    1,614,507     1,598,190    1,252,097
                               -----------  ------------  -----------
Other investment                    4,662         4,545        4,456
Accrued interest receivable         9,189         8,609        5,801
Bank premises and equipment,
 net                               10,010        11,198        3,900
Other real estate owned                 -         1,150            -
Deferred tax asset                 11,347         9,486        9,980
Prepaid income taxes                    -         1,813          270
Core deposit intangible             9,471        10,064            -
Goodwill                           35,615        35,615            -
Other assets                        3,111         2,972        1,945
                               -----------  ------------  -----------
   Total assets                $2,214,704   $ 2,207,088   $1,694,499
                               ===========  ============  ===========

     LIABILITIES AND
      STOCKHOLDERS' EQUITY
------------------------------
Deposits                       $1,168,307   $ 1,153,854   $  773,958
Borrowed funds                    411,507       421,896      320,171
Subordinated debt                  12,218        12,249            -
Mortgagors' escrow accounts         5,377         5,465        4,464
Income taxes payable                  630             -            -
Accrued expenses and other
 liabilities                       14,215        12,118       10,893
                               -----------  ------------  -----------
   Total liabilities            1,612,254     1,605,582    1,109,486
                               -----------  ------------  -----------

Stockholders' equity:
  Preferred stock, $0.01 par
   value; 50,000,000 shares
   authorized; none issued              -             -            -
  Common stock, $0.01 par
   value; 200,000,000 shares
   authorized; 62,989,384
   shares, 62,989,384 shares
   and 60,477,939 shares
   issued, respectively               630           630          605
  Additional paid-in capital      512,338       512,163      471,799
  Retained earnings, partially
   restricted                     121,042       120,620      144,081
  Accumulated other
   comprehensive income (loss) (A) (1,577)       (1,158)         560
  Treasury stock, at cost -
   1,405,611 shares, 1,405,611
   shares and 1,335,299 shares
   issued, respectively           (18,144)      (18,144)     (17,017)
  Unearned compensation -
   recognition and retention
   plans                           (8,103)       (8,779)     (10,963)
  Unallocated common stock
   held by ESOP - 685,161
   shares, 701,623 shares and
   743,221 shares,
   respectively                    (3,736)       (3,826)      (4,052)
                               -----------  ------------  -----------
     Total stockholders'
      equity                      602,450       601,506      585,013
                               -----------  ------------  -----------

                               -----------  ------------  -----------
     Total liabilities and
      stockholders' equity     $2,214,704   $ 2,207,088   $1,694,499
                               ===========  ============  ===========

(A) Represents net unrealized gains (losses) on securities available for sale, net of taxes.


               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                   Consolidated Statements of Income
                   (In thousands except share data)

                         Three months ended          Year ended
                            December 31,            December 31,
                       ----------------------- -----------------------
                             2005        2004        2005        2004
                       ----------- ----------- ----------- -----------

Interest income:
  Loans                   $23,462     $16,880    $ 90,371     $63,527
  Debt securities           3,333       1,459      11,121       6,333
  Marketable equity
   securities                  40          69         268         281
  Restricted equity
   securities                 281         149         980         429
  Short-term
   investments              1,243         536       4,356       1,540
                       ----------- ----------- ----------- -----------
   Total interest
    income                 28,359      19,093     107,096      72,110
                       ----------- ----------- ----------- -----------

Interest expense:
  Deposits                  7,101       3,204      23,172      11,708
  Borrowed funds            4,145       2,626      15,193       9,416
  Subordinated debt           201           -         685           -
                       -----------     ------- ----------- -----------
   Total interest
    expense                11,447       5,830      39,050      21,124
                       -----------     ------- ----------- -----------
Net interest income        16,912      13,263      68,046      50,986
Provision for loan
 losses                       840         927       2,483       2,603
                       -----------     ------- ----------- -----------
   Net interest income
    after provision
    for loan losses        16,072      12,336      65,563      48,383
                       -----------     ------- ----------- -----------

Non-interest income:
  Fees and charges            725         411       3,576       2,577
  Gains on securities,
   net                          -           -         853       1,767
  Gains on sales of
   building and other
   real estate owned          322           -         322           -
  Swap agreement
   market valuation
   credit                       -          53          49         231
  Other income                126         142         497         635
                       ----------- ----------- ----------- -----------
   Total non-interest
    income                  1,173         606       5,297       5,210
                       ----------- ----------- ----------- -----------

Non-interest expense:
  Compensation and
   employee benefits        3,373       2,455      13,264      10,004
  Recognition and
   retention plans            676         722       2,716       2,890
  Occupancy                   707         414       2,818       1,604
  Equipment and data
   processing               1,371       1,196       5,918       4,390
  Advertising and
   marketing                  287         148       1,094         638
  Dividend equivalent
   rights                       -           -         702         734
  Merger/conversion             -           -         894           -
  Amortization of core
   deposit intangible         593           -       2,370           -
  Other                     1,025         808       4,181       2,729
                       ----------- ----------- ----------- -----------
   Total non-interest
    expense                 8,032       5,743      33,957      22,989
                       ----------- ----------- ----------- -----------

Income before income
 taxes                      9,213       7,199      36,903      30,604
Provision for income
 taxes                      3,677       3,203      14,873      12,837
                       ----------- ----------- ----------- -----------
   Net income             $ 5,536     $ 3,996    $ 22,030     $17,767
                       =========== =========== =========== ===========

Earnings per common
 share:
   Basic                  $  0.09     $  0.07    $   0.37     $  0.31
   Diluted                   0.09        0.07        0.36        0.31

Weighted average common
  shares outstanding
   during the period:
   Basic               60,139,074  57,424,472  60,054,059  57,278,329
   Diluted             60,853,521  58,274,797  60,836,211  58,128,232



               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
                        Average Yields / Costs

                           Three months ended December 31,
               -------------------------------------------------------
                            2005                       2004
               ---------------------------- --------------------------
                                    Average                   Average
                 Average   Interest yield/  Average Interest  yield/
                 balance      (1)    cost   balance    (1)     cost
               ----------- -------- ------- ------- -------- ---------
                               (Dollars in thousands)
Assets
--------------
Interest-earning
 assets:
  Short-term
   investments $  126,037  $ 1,243  3.91%  $  111,083  $   536  1.91%
  Debt
   securities (2) 357,630    3,412  3.82      255,180    1,466  2.30
  Equity
   securities (2)  26,685      336  5.00       26,460      244  3.66
  Mortgage
   loans (3)    1,086,170   16,959  6.25      836,814   12,468  5.96
  Money market
   loan
   participations       -        -     -        3,130       15  1.90
  Other
   commercial
   loans (3)       70,233    1,143  6.51       51,229      615  4.80
  Indirect
   automobile
   loans (3)      463,734    5,307  4.54      367,951    3,738  4.03
  Other
   consumer
   loans (3)        2,981       54  7.25        2,491       44  7.07
                ---------- --------         ---------- --------
   Total
    interest-
    earning
    assets      2,133,470   28,454  5.31%   1,654,338   19,126  4.60%
                           -------- -----              -------- -----
Allowance for
 loan losses      (21,987)                    (17,133)
Non-interest
 earning
 assets            98,934                      32,610
               -----------                 -----------
   Total
    assets     $2,210,417                  $1,669,815
               ===========                 ===========

Liabilities
 and Stockholders'
 Equity
--------------
Interest-bearing
 liabilities:
  Deposits:
   NOW accounts  $ 92,640       60  0.26%    $ 63,473       23  0.14%
   Savings
    accounts      129,418      436  1.34       82,964      385  1.84
   Money
    market
    savings
    accounts      243,669    1,179  1.92      266,336      748  1.11
   Certificate
    of deposit
    accounts      635,772    5,426  3.39      304,262    2,048  2.67
               ----------- --------        ----------- --------
     Total
      deposits  1,101,499    7,101  2.56      717,035    3,204  1.77
  Borrowed
   funds          412,412    4,145  3.93      315,189    2,626  3.26
  Subordinated
   debt            12,238      201  6.43            -        -     -
               ----------- --------        ----------- --------
     Total
      interest
      bearing
      liabil-
      ities     1,526,149   11,447  2.98%   1,032,224    5,830  2.24%
                           -------- -----              -------- -----
Non-interest-
 bearing demand
 checking
 accounts          65,286                      38,435
Other
 liabilities       17,206                      13,989
               -----------                 -----------
 Total
  liabilities   1,608,641                   1,084,648
Stockholders'
 equity           601,776                     585,167
               -----------                 -----------
 Total
  liabilities
  and stock-
  holders'
  equity       $2,210,417                  $1,669,815
               ===========                 ===========
Net interest
 income (tax
 equivalent
 basis)/
 interest rate
 spread (4)                 17,007  2.33%               13,296  2.36%
                                    =====                       =====
Less adjustment of
 tax exempt
 income                         95                          33
                           --------                    --------
Net interest
 income                    $16,912                     $13,263
                           ========                    ========
Net interest
 margin (5)                         3.19%                       3.21%
                                    =====                       =====

(1) Tax exempt income on debt and equity securities is included on a tax equivalent basis.

(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.

(4) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(5) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.



               BROOKLINE BANCORP, INC. AND SUBSIDIARIES
               Selected Financial Ratios and Other Data

                                       Three months        Year
                                           ended           ended
                                       December 31,     December 31,
                                     ----------------- ---------------
                                        2005     2004    2005    2004
                                     -------- -------- ------- -------
Performance Ratios (annualized):
Return on average assets               1.00%    0.96%   1.01%   1.10%
Return on average stockholders'
 equity                                3.68%    2.73%   3.61%   2.99%
Interest rate spread                   2.33%    2.36%   2.48%   2.34%
Net interest margin                    3.19%    3.21%   3.24%   3.21%

Dividends paid per share during
 period                              $0.085   $0.085   $0.74   $0.74



                                              At       At        At
                                           December September December
                                              31,      30,       31,
                                             2005      2005     2004
                                           -------- --------- --------
                                             (Dollars in thousands
                                              except per share data)
Capital Ratio:
Stockholders' equity to total assets       27.20%    27.25%    34.52%

Asset Quality:
Non-performing loans                     $   480   $   300   $   111
Non-performing assets                        973     1,869       439
Allowance for loan losses                 22,248    21,900    17,540
Allowance for loan losses as a percent
 of total loans                             1.36%     1.35%     1.38%
Non-performing assets as a percent of
 total assets                               0.04%     0.08%     0.03%

Per Share Data:
Book value per share                     $  9.78   $  9.77   $  9.89
Tangible book value per share            $  9.05   $  9.03   $  9.89
Market value per share                   $ 14.17   $ 15.82   $ 16.32




    CONTACT: Brookline Bancorp, Inc.
             Paul R. Bechet, 617-730-3500
             Chief Financial Officer